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                                                                   EXHIBIT 10.21

               [NUMBER NINE VISUAL TECHNOLOGY LOGO APPEARS HERE]




                                            November 20, 1997


Ms. Beverly Schultz:
--------------------

     RE:  SEPARATION LETTER AGREEMENT
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Dear Beverly:

     The purpose of this letter is to confirm the terms regarding your separation of employment with the Number Nine Visual Technology Corporation (the "Company" or "Number Nine"). As more fully set forth below, the Company desires to provide you with severance pay and benefits and exchange for certain agreements by you.


     1.   SEPARATION OF EMPLOYMENT.  Your employment with the Company will
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terminate effective October 24, 1997 (the "Separation Date").  You acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company.

     2.   SEVERANCE PAY AND BENEFITS.  In exchange for the mutual covenants set
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forth in this letter, and commencing on the eighth day following your execution of this Letter Agreement (the "Effective Date"), the Company agrees to provide you with the following Severance Pay and Benefits.

     (i) Continue to provide sick pay until the end of your approved family leave (November 17, 1997) in the gross amount of Eight Thousand One Hundred and Fifty Three Dollars and Eighty Six Cents ($8,153.86) less applicable taxes.
     (ii) Severance Pay in the gross amount of Sixteen Thousand Three Hundred and Seven Dollars and Twenty cents ($16,307.20), less applicable taxes, which sum represents pay through December 31, 1997, and shall be paid to you in one lump sum payable on the eighth day following your execution of this Letter Agreement.
     (iii) Continuation of your participation in Number Nine's medical and dental insurance programs to the same extent that such insurance is provided to persons still employed by Number Nine until December 31, 1997. You shall have the right to continue your medical and dental insurance programs to the same extent that such insurance is provided to persons still employed by Number Nine until December 31, 1997. You shall have the right to continue your medical and dental insurance after that time, at your sole expense, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); provided, however, that you timely elect COBRA. The COBRA period shall be deemed to have commenced on October 24, 1997.
     (iv) You may take ownership of (at not cost to you) the Twinhead laptop computer and docking station which was issued to you by the Company value $4,100.

     You acknowledge and agree that the Severance Pay and Benefits provided herein are

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not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, nor is this Severance Pay and Benefits intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for (i) the specific financial consideration set forth in this letter, and (ii) any accrued vacation days that are earned as of the Separation Date, which the Company paid on the Separation Date, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation or benefit that may be due to you now or which would have become due in future in connection with your employment with or separation of employment from Number Nine.

     3.   STOCK RIGHTS.  To the extent applicable, all of the terms, rights and
          -------------
conditions of the (a) Number Nine Computer Corporation 1989 Stock Option Plan, and (b) the Number Nine Computer Corporation 1994 Employee, Director and Consultant Plan (jointly the "Stock Option Plans"), and any documents executed by you pursuant to the issuance of any stock options under the Stock Option Plans, are hereby incorporated by reference and shall survive the signing of this Agreement. You will be allowed to immediately exercise and sell any and all of your stock options which have vested (12,500 options) since the date of grant (May 28, 1996) at a purchase price of $3.07 per share. In addition, the economy will accelerate the vesting of 12,500 additional options. Normally you would not be eligible to exercise and sell these options until mid February 1998. The value of these 25,000 options on October 28, 1997 was $26,374 (this value will change based on stock market variations). Except for the foregoing if applicable, you acknowledge and agree that you do not have now, and shall not in the future have, any rights in, including any rights to vest in, any stock options under any Number Nine stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment.

     4.   CONFIDENTIALITY/NON-COMPETITION/NON-SOLICITATION: You hereby and
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ackowledge the following:

     (i) that you have returned to Number Nine all Number Nine documents (and any copies thereof) and property, that you shall abide by the provisions of the "Non-Compete and Confidentiality Agreement" previously executed by you and attached hereto as Exhibit A (the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement), and that you otherwise shall abide by any and all common low and/or statutory obligations relating to protection and non-disclosure of Number Nine's trade secrets and/or confidential and proprietary documents and information; however, notwithstanding the foregoing, you shall not be deemed to be in violation of section 2 or your Non-Compete and Confidentiality Agreement so long as such employment or association does not involve development, manufacture, sale or distribution of products directly competitive with the products developed, manufactured, sold or distributed by Number Nine.


     (ii) that all information relating in any way to the subject matter if this Letter

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     Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state of federal law).

     (iii) That you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of Number Nine (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Number Nine, or engage in any conduct which is intended to harm professionally or personally the reputation of Number Nine (including its officer, directors and employees);

     (iv) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Number Nine of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Number Nine, shall entitle Number Nine to recover any monies already paid to you pursuant to Section 2 of this Letter Agreement.

     5.    RELEASE OF CLAIMS: You hereby agree and acknowledge that by signing
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this letter and accepting the Severance Pay and Benefits discussed in Section 2 to be provided to you, and other good and valuable consideration provided for in this letter, you are waiving your right to assert any form of legal claim against Number Nine, its divisions, affiliates, subsidiaries and related entities, and its and their respective officers, directors, employees, agents, successors and assigns) of any kind whatsoever from the beginning of time through the Effective Date of this Letter Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, up through the Effective Date.

      Without limiting the foregoing general waiver and releasem you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

     ** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order(as they may have been amended through the Effective
           Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any


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           Claims arising under the federal Age Discrimination in Employment
           Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1966 and 1971, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

     ** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.

     ** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrighment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

     **    Any other Claim arising under state or federal law.

     Nothwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Letter Agreement. You acknowledge and agree that, but for providing this release of claims, you would not be receiving the Severance Pay and Benefits being provided to you under the terms of this Letter Agreement.

     Number Nine and you hereby acknowledge that because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act ("OWBPA"), which prohibits discrimination on the basis of age, and the release set forth in this section is intended to release any right that you may have to file a claim against Number Nine alleging discrimination on the basis of age. Consistent with the provisions of OWBPA, Number Nine is providing you with forty-five (45) days in wich to consider and accept the terms of this Letter Agreement by signing below. In addition, you may rescind your assent to this Letter Agreement if, within seven (7) days after the date you sign this Letter, you deliver a notice of recision to Michael Albanese at Number Nine. To be effective, such recision must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Michael Albanese, Human Resources, Number Nine Visual Technology Corporation at 18 Hartwell Avenue, Lexington, MA 02173.



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     6.   ENTIRE AGREEMENT/CHOICE OF LAW/FULL AGREEMENT.  This Letter Agreement
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supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Letter Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The provisions of this Letter of Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

     It is the Company's desire and intent to make certain that you fully understand the provisions and effects of this letter. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this letter. Also, by executing this letter, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this letter, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this letter.

     If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this letter to Michael Albanese at the Company within the time frame discussed in this letter.

                                            Very truly yours,


                                            Number Nine Visual Technology Corp.

                                        By: /s/ Michael Albanese
                                            -----------------------------
                                            Michael Albanese

Confirmed and Agreed:


/s/ Beverly Schultz
----------------------------
Beverly Schultz
Dated: November 20, 1997

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